Altra Holdings Announces Financial Results
for the Third Quarter of 2009
Achieves third quarter operating cash flow of $24.3 million
Reports signs of improved demand
Narrows full year guidance
Braintree, Mass., November 2, 2009 — Altra Holdings, Inc. (Nasdaq: AIMC), a leading global supplier of clutch brakes, couplings, gearing, belted drives and power transmission components, today announced unaudited financial results for the third quarter of 2009.
Financial Highlights
▪	Diluted EPS was $0.02; excluding restructuring charges and expenses associated with the redemption of debt, non-GAAP recurring diluted EPS was $0.06 for the third quarter. *

▪	Operating cash flow was $24.3 million for the third quarter and a record $52.1 million for the first nine months of 2009.

▪	Reduced debt by nearly $16 million during the quarter, bringing debt reduction for the first nine months of 2009 to nearly $30 million.

▪	Quarterly net sales decreased 34.3% year-over-year to $104.8 million, which includes the adverse impact from foreign exchange of approximately 280 bps.

▪	Cost reduction and facility consolidation activities on plan to achieve previously communicated $60 million in savings during 2009.

▪	Narrows financial guidance for 2009.
Comments on the Third Quarter
“We performed well in terms of overall operating results in the third quarter amid a generally weak end-market environment,” said Carl Christenson, President and CEO. “Our focus on cash generated $47.0 million of free cash flow in the first nine months, significantly exceeding our expectations for the full year.”
“While third-quarter revenue decreased 34.3% from the very strong prior-year third quarter, our gross profit margin of 27.3% only declined by 140 basis points as a result of our cost-reduction efforts combined with lower raw material cost,” continued Christenson. “In addition, we increased our gross profit margin by 100 basis points from the second quarter of 2009 even though revenues were down 6% sequentially in what is typically a seasonally slow quarter.”

*	This press release includes non-GAAP financial measures. Please see below under “Discussion of Non-GAAP Financial Measures” for a discussion of our use of non-GAAP financial measures and a reconciliation of GAAP to non-GAAP financial measures.

“We lowered inventories by more than $7.0 million during the third quarter and reduced selling, general and administrative expenses by nearly 25% on a year-over-year basis,” continued Christenson. “As a result, we generated strong cash flow and strengthened our balance sheet by reducing our debt by nearly $16.0 million during the quarter.”
Financial Results
Net sales for the third quarter of 2009 decreased 34.3% to $104.8 million from $159.4 million in the third quarter of 2008. Net sales for the nine months ended September 26, 2009 decreased 30.4% to $341.2 million from $490.5 million for the first nine months of 2008.
Operating income for the third quarter of 2009 decreased 66.3% to $6.3 million from $18.5 million in the third quarter of 2008. Excluding restructuring charges, operating income for the third quarter of 2009 was $7.3 million, or 7.0% of sales. Operating income for the first nine months of 2009 decreased 66.8% to $20.3 million from $61.2 million in the same period of 2008. Excluding restructuring charges, OPEB curtailment gain and inventory adjustments due to the economic downturn, operating income for the first nine months of 2009 decreased 56.9% to $26.4 million, or 7.7% of sales.
Reported net income for the third quarter was $0.6 million, or $0.02 per diluted share, compared with net income of $8.8 million, or $0.34 per diluted share, for the third quarter of 2008. Reported net income for the nine-month period of 2009 was $0.3 million, or $0.01 per diluted share, compared with net income of $27.2 million, or $1.04 per diluted share, for the same period a year ago.
Non-GAAP recurring diluted earnings per share from continuing operations for the third quarter of 2009 was $0.06 per diluted share, down from $0.35 per diluted share in the third quarter of 2008. Non-GAAP recurring diluted earnings per share from continuing operations for the first nine months of 2009 was $0.19 per diluted share compared with $1.11 per diluted share for the first nine months of 2008.
Business Outlook
“We are cautiously optimistic that conditions in several end-markets that we serve are gradually improving,” said Christenson. “It appears that destocking and inventory liquidation efforts by our customers are beginning to come to an end as sales to our largest distribution customers are improving. For the first time in 2009 we saw a positive book-to-bill ratio in the third quarter. We have also seen an increase in project-related quoting activities. At the same time, our cost-reduction efforts are on track and we continue to expect to realize $60 million in savings during 2009.”
“We will continue to focus on generating cash and decreasing our borrowing levels as we complete the final quarter of 2009 and begin 2010. We now expect to report free cash flow in the range of $50 to $55 million for the year,” concluded Christenson.
For 2009, the Company is forecasting net sales to be in the range of $440 million to $450 million and non-GAAP recurring diluted earnings per share in the range of $0.20 to $0.25. Capital expenditures are expected to be in the range of $8.0 million to $9.0 million, and depreciation and amortization in the range of $21.5 million to $22.5 million. The Company no longer provides guidance relative to the tax rate.

Altra Holdings, Inc.

	(Unaudited)		(Unaudited)
Consolidated Statements of Income Data:	Quarter Ended		Year to Date Period Ended
In Thousands of Dollars, except per share amounts	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$104,766	$159,448	$341,183	$490,523
Cost of sales	76,194	113,627	250,950	346,517

Gross profit	$28,572	$45,821	$90,233	$144,006
Gross profit as a percent of net sales	27.3%	28.7%	26.4%	29.4%
Selling, general & administrative expenses	19,290	25,655	60,971	76,816
Research and development expenses	1,508	1,663	4,569	5,160
Other post employment benefit plan settlement gain	—	(107)	(1,467)	(276)
Restructuring expense	1,006	81	5,360	1,149
Loss on disposal of assets	516	—	516	—

Income from operations	$6,252	$18,529	$20,284	$61,157
Income from operations as a percent of net sales	6.0%	11.6%	5.9%	12.5%
Interest expense, net	6,290	7,302	18,879	22,456
Other non-operating expense (income), net	(371)	(1,408)	1,248	(2,887)

Income from continuing operations before income taxes	$333	$12,635	$157	$41,588
Provision (Benefit) for income taxes	(315)	4,000	(143)	14,127

Income tax rate	-94.6%	31.7%	-91.1%	34.0%
Net income from continuing operations	648	8,635	300	27,461

Net income (loss) from discontinued operations, net of taxes of $43 for the year to date period ended September 27, 2008	—	172	—	(224)

Net income	$648	$8,807	$300	$27,237

Weighted Average common shares outstanding
Basic	25,961	25,488	25,940	25,479
Diluted	26,213	26,157	26,112	26,159

Earnings per share — Basic
Net income from continuing operations	$0.02	$0.34	$0.01	$1.08
Net income (loss) from discontinued operations	—	0.01	—	(0.01)

Net income	$0.02	$0.35	$0.01	$1.07

Earnings per share — Diluted
Net income from continuing operations	$0.02	$0.33	$0.01	$1.05
Net income (loss) from discontinued operations	—	0.01	—	(0.01)

Net income	$0.02	$0.34	$0.01	$1.04

Reconciliation of Recurring Net Income:

Net income from continuing operations	$648	$8,635	$300	$27,461

Restructuring charges, net of tax	717	55	3,640	749
Inventory adjustment due to economic downturn, net of tax	—	—	1,364	—
Net discount/premium & deferred financing expense on redeemed debt, net of tax	321	513	388	1,122
Other post employment benefit plan settlement gain, net of tax	—	(73)	(904)	(183)
Gain on the sale of securities, net of tax	—	—	—	(141)
Loss on the sale of asset, net of tax	—	—	160	—

Recurring net income	$1,686	$9,130	$4,948	$29,008

Recurring diluted earnings per share	$0.06	$0.35	$0.19	$1.11

Consolidated Balance Sheets	(Unaudited)
In Thousands of Dollars	September 26, 2009	December 31, 2008
Assets:
Current Assets
Cash and cash equivalents	71,940	52,073
Trade Receivables, net	58,605	68,803
Inventories	72,255	98,410
Deferred income taxes	8,032	8,032
Prepaid expenses and other current assets	10,054	6,514
Assets held for sale	—	4,676

Total current assets	220,886	238,508
Property, plant and equipment, net	107,769	110,220
Intangible assets, net	76,447	79,339
Goodwill	78,955	77,497
Deferred income taxes	495	495
Other non-current assets, net	6,319	7,525

Total assets	$490,871	$513,584

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	25,819	33,890
Accrued payroll	13,438	16,775
Accruals and other liabilities	25,533	18,755
Deferred income taxes	6,906	6,906
Current portion of long-term debt	995	3,391

Total current liabilities	72,691	79,717
Long-term debt, less current portion and net of unaccreted discount and premium	231,633	258,132
Deferred income taxes	23,318	23,336
Pension liabilities	11,730	11,854
Other post retirement benefits	63	2,270
Long-term taxes payable	9,075	7,976
Other long-term liabilities	2,080	1,434

Total stockholders’ equity	140,281	128,865

Total liabilities and stockholders’ equity	$490,871	$513,584

	Year to date ended
	September 26,	September 27,
	2009	2008
Cash flows from operating activities
Net income	$300	$27,237
Adjustments to reconcile net income to net cash flows:
Depreciation	12,547	12,409
Amortization of intangible assets	4,137	4,346
Amortization and write-offs of deferred financing costs	1,560	1,863
Loss (gain) on foreign currency, net	1,092	(1,597)
Accretion of debt discount, net	621	759
Loss on sale of Electronics Division	—	224
Fixed asset impairment/disposal	2,563	—
Loss on sale of fixed assets	—	193
Other post employment benefit plan settlement gain	(1,467)	(276)
Stock based compensation	2,273	1,516
Changes in assets and liabilities:
Trade receivables	13,025	(14,905)
Inventories	27,626	(5,871)
Accounts payable and accrued liabilities	(11,929)	5,885
Other current assets and liabilities	71	(383)
Other operating assets and liabilities	(365)	234

Net cash provided by operating activities	52,054	31,634

Cash flows from investing activities
Purchase of property, plant and equipment	(5,105)	(12,234)
Proceeds from sale of Electronics Division	—	17,310

Net cash provided by (used in) investing activities	(5,105)	5,076

Cash flows from financing activities
Payments on Senior Notes	(4,950)	(1,346)
Payments on Senior Secured Notes	(22,200)	(27,500)
Payments on Revolving Credit Agreement	(3,000)	(1,723)
Proceeds from additional borrowings under an existing mortgage	1,467	—
Shares repurchased for tax withholding	(259)	—
Payment on mortgages	(524)	(228)
Payment on capital leases	(614)	(779)

Net cash used in financing activities	(30,080)	(31,576)

Effect of exchange rate changes on cash and cash equivalents	2,998	(1,119)

Net change in cash and cash equivalents	19,867	4,015
Cash and cash equivalents at beginning of year	52,073	45,807

Cash and cash equivalents at end of period	$71,940	$49,822

Reconciliation to free cash flow:
Net cash provided by operating activities	52,054	31,634
Purchase of property, plant and equipment	(5,105)	(12,234)

Free cash flow	$46,949	$19,400

Earnings Call
The company will conduct an investor conference call on November 3, 2009 at 11:00 a.m. EST to discuss its unaudited third-quarter 2009 financial results. The public is invited to listen to the conference call by dialing 877-302-0756 domestically or 502-719-4487 for international access, and asking to participate in Conference ID# ALTRA. Also the company has posted slides on its web site at http://www.altramotion.com in the Investor Relations Section in the Events & Presentations tab to help the participants better follow the discussion. A replay of the recorded conference call will be available until midnight on November 10, 2009. To listen to the replay, dial 800-752-3416 domestically or 712-432-9141 for international access.
About Altra Holdings
Altra Holdings, Inc., through its wholly-owned subsidiary Altra Industrial Motion, Inc., is a leading multinational designer, producer and marketer of a wide range of mechanical power transmission products. The company brings together strong brands covering over 40 product lines with production facilities in eight countries and sales coverage in over 70 countries. Our leading brands include Boston Gear, Warner Electric, TB Wood’s, Formsprag Clutch, Ameridrives Couplings, Industrial Clutch, Kilian Manufacturing, Marland Clutch, Nuttall Gear, Stieber Clutch, Wichita Clutch, Twiflex Limited, Bibby Transmissions, Matrix International, Inertia Dynamics, Huco Dynatork and Warner Linear.
Discussion of Non-GAAP Financial Measures
As used in this release and the accompanying slides posted on the company’s website, non-GAAP recurring diluted earnings per share, non-GAAP recurring income from operations and non-GAAP recurring net income are each calculated using either net income from continuing operations or income from continuing operations that excludes premiums, discounts and interest expense associated with the extinguishment of debt, other post employment benefit plan settlement gains, restructuring costs, inventory adjustments due to the economic downturn and other income or charges that management does not consider to be directly related to the company’s core operating performance. Non-GAAP recurring diluted earnings per share is calculated by dividing non-GAAP recurring net income by GAAP weighted average shares outstanding (diluted).
As used in this release and the accompanying slides posted on the company’s website, non-GAAP free cash flow is calculated as cash flow from operating activities less capital expenditures.
Altra believes that the presentation of non-GAAP recurring net income, non-GAAP recurring income from operations, non-GAAP recurring diluted earnings per share and non-GAAP free cash flow provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial condition and results of operations.
Cautionary Statement Regarding Forward Looking Statements
All statements, other than statements of historical fact included in this release are forward-looking statements, as that term is defined in the Private Securities Litigation Reform Act of

1995. These statements include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Forward-looking statements can generally be identified by phrases such as “believes,” “expects,” “potential,” “continues,” “may,” “should,” “seeks,” “predicts,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “could,” “designed”, “should be,” and other similar expressions that denote expectations of future or conditional events rather than statements of fact. Forward-looking statements also may relate to strategies, plans and objectives for, and potential results of, future operations, financial results, financial condition, business prospects, growth strategy and liquidity, and are based upon financial data, market assumptions and management’s current business plans and beliefs or current estimates of future results or trends available only as of the time the statements are made, which may become out of date or incomplete. Forward-looking statements are inherently uncertain, and investors must recognize that events could differ significantly from our expectations. These statements include, but may not be limited to, those comments regarding customer destocking and inventory efforts, expectations related to the results of cost-reduction efforts, plans to focus on generating cash and decreasing borrowing levels and our ability to achieve those results, expectations for free cash flow for 2009, and our guidance relating to free cash flow, net sales, earnings per share, capital expenditures, and depreciation and amortization.
In addition to the risks and uncertainties noted in this release, there are certain factors that could cause actual results to differ materially from those anticipated by some of the statements made. These include: (1) competitive pressures, (2) changes in economic conditions in the United States and abroad and the cyclical nature of our markets, (3) loss of distributors, (4) the ability to develop new products and respond to customer needs, (5) risks associated with international operations, including currency risks, (6) accuracy of estimated forecasts of OEM customers and the impact of the current global economic environment on our customers, (7) fluctuations in the costs of raw materials used in our products, (8) product liability claims, (9) work stoppages and other labor issues, (10) changes in employment, environmental, tax and other laws and changes in the enforcement of laws, (11) loss of key management and other personnel, (12) changes in pension and retirement liabilities, (13) the ability to achieve business plans, including with respect to an uncertain economic environment, (14) the ability to successfully execute, manage and integrate key acquisitions and mergers, (15) failure to obtain or protect intellectual property rights, (16) risks associated with impairment of goodwill or intangibles assets, (17) failure of operating equipment or information technology infrastructure, (18) risks associated with our debt leverage and operating covenants under our debt instruments, (19) risks associated with the global recession and volatility and disruption in the global financial markets, (20) our ability to complete cost reduction actions and risks associated with such actions, and (21) other risks, uncertainties and other factors described in the Company’s quarterly reports on Form 10-Q and annual reports on Form 10-K and in the Company’s other filings with the U.S. Securities and Exchange Commission (SEC) or in materials incorporated therein by reference. Except as required by applicable law, Altra Holdings, Inc. does not intend to, update or alter its forward looking statements, whether as a result of new information, future events or otherwise. AIMC-E
Contact:

Altra Holdings, Inc.
Christian Storch, Chief Financial Officer
781-917-0541
Christian.storch@altramotion.com